Exhibit 99.1

Press Release	Source: Liberator Medical Holdings, Inc.
Liberator Medical Strengthens its Board of Directors with the Addition of Mr. Morgan Duke
Tuesday, June 10, 2010
STUART, FL—(MARKET WIRE)—June 10, 2010 — Liberator Medical Holdings, Inc. (OTCBB:LBMH - News) is pleased to announce the addition of Mr. Morgan Duke to its Board of Directors. Mr. Duke is an Associate at Kinderhook Partners, an investment partnership which makes long-term investments in small public companies. Mr. Duke was previously a strategy consultant with the Monitor Group, where he advised senior management and directors of major public and private companies in North America and Europe across a range of industries, including healthcare, media, and telecommunications. Mr. Duke received an M.B.A. from Harvard University and a B.A. from Johns Hopkins University. Mr. Duke also studied music at the Peabody Conservatory.
Mark Libratore, the Company’s President and CEO, commented, “We are excited about the addition of Mr. Duke to our Board of Directors. His experience and guidance will be invaluable to us as we continue to grow our business and execute our corporate strategy.”
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberators revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risks and Uncertainties” in our annual report on Form 10-K for the fiscal year ended September 30, 2009, and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.
Contacts:
Individual Investor Relations Contact:
Gerald Kieft
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net
Institutional Investor Contact:
Lyn Davis
Littlebanc Advisors, LLC
561-948-1870
ld@littlebanc.com
www.littlebanc.com

Source: Liberator Medical Holdings, Inc.